Exhibit A
(Effective as of June 10, 2025)

Name of Fund	Expense Cap	Effective Date of Expense Cap Term	Conclusion of Expense Cap Term
Roundhill Daily 2X Long Magnificent Seven ETF	0.95%	February 28, 2024	February 28, 2027
Roundhill Daily 2X Long China Dragons ETF	0.99%	December 23, 2024	January 31, 2026
Roundhill Magnificent Seven Covered Call ETF	0.99%	April 9, 2025	April 30, 2028
Roundhill S&P 500 0DTE Covered Call Strategy ETF	0.99%	April 30, 2025	May 1, 2026
Roundhill Innovation-100 0DTE Covered Call Strategy ETF	0.99%	April 30, 2025	May 1, 2026
Roundhill Russell 2000 0DTE Covered Call Strategy ETF	0.99%	April 30, 2025	May 1, 2026
Roundhill S&P 500 No Dividend Target ETF	0.0849%	June 10, 2025	June 10, 2026